Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
Axalta Releases Second Quarter 2016 Results
Second Quarter 2016 Highlights:

•	Strong net sales of $1,065.1 million driven by volume and pricing growth of 4.2%, offset by foreign currency translation

•	Net income attributable to Axalta of $48.5 million versus a net loss attributable to Axalta of $25.1 million in Q2 2015; Adjusted EBITDA of $252.6 million versus $255.5 million in Q2 2015

•	Operating cash flow of $197.3 million in Q2 versus $103.7 million in the same quarter last year

•	Announced three tuck-in acquisitions in June and July which extend product technology and geographic reach with strong anticipated returns on investment
PHILADELPHIA, PA, July 26, 2016 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2016.
“Our strong second quarter results demonstrated solid execution and ongoing fundamental strength in our key end-markets in the face of ongoing demand challenges in certain emerging economies” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “We met or exceeded expectations for growth and profitability across each of our end-markets.” Mr. Shaver added, “We have been pleased to announce three bolt-on acquisitions in the last month, including the largest private coil coatings company in North America, one of the major automotive interiors coatings businesses in North America, and a strong refinish and industrial player in Southeast Asia. All three of these acquisitions have attractive expected return profiles based on clearly identified synergies.”
Second Quarter Consolidated Financial Results
Net sales of $1,065.1 million for the second quarter of 2016 benefited from volume and pricing growth, but decreased 2.7% year-over-year as a result of 6.9% negative impact from foreign currency translation. Constant currency net sales increased 4.2% compared to the year-ago quarter, driven by 2.8% volume increases, augmented by 1.4% higher average selling prices. Similar to the first quarter, the strongest contributors to net sales were the EMEA and North America regions, offset by challenging conditions in South America.

Net income attributable to Axalta was $48.5 million for the second quarter of 2016 compared with a net loss attributable to Axalta of $25.1 million in Q2 2015. The increase in net income was primarily driven by a reduction in non-operating losses from our Latin America region. Adjusted net income of $81.5 million for the second quarter of 2016 decreased $0.4 million from $81.9 million in Q2 2015.

Adjusted EBITDA of $252.6 million for the second quarter compared with $255.5 million in Q2 2015. This result benefitted from volume and pricing contributions, as well as lower variable costs and savings from our operating improvement initiatives. These factors were slightly offset by negative foreign currency translation and moderate ongoing operational expenditures for planned growth initiatives.

Performance Coatings Results
Performance Coatings net sales were $632.1 million in Q2 2016, a decrease of 1.0% year-over-year as a result of an 8.8% unfavorable foreign currency translation impact. Constant currency net sales increased 7.8%, driven by a 5.9% increase in volumes and higher average selling prices of 1.9% in the period. Refinish end-market net sales decreased 2.5% in Q2 2016 (increased 9.3% excluding foreign currency translation), while our Industrial end-market increased 2.6% (increased 3.7% excluding foreign currency translation).

The Performance Coatings segment generated Adjusted EBITDA of $157.3 million in the second quarter, a 3.0% year-over-year decrease. Positive volume and pricing contributions, coupled with variable cost savings, were more than offset by negative foreign currency translation and incremental operating expense to support growth initiatives. Segment Adjusted EBITDA margin of 24.9% in Q2 2016 reflected a 50 basis point decrease compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment produced net sales of $433.0 million in the second quarter, a decrease of 4.9% versus second quarter 2015, largely driven by negative currency translation. Constant currency net sales decreased by 0.7%, including a 1.5% decrease in volume offset partially by 0.8% positive contribution from price. Unfavorable foreign currency translation impacted net sales by 4.2% in the quarter. Transportation Coatings Q2 net sales included lower growth Light Vehicle performance coupled with an ongoing pullback in Commercial Vehicle in North and South America. Light Vehicle net sales decreased 0.8% year-over-year (increased 1.5% excluding foreign currency translation), with ongoing growth in North America and EMEA offset largely by weaker volumes in Latin America and Asia Pacific. Commercial Vehicle net sales decreased 18.0% versus last year (decreased 8.3% excluding foreign currency translation), driven by a combination of slower heavy truck production as well as weaker demand from some non-truck product types served.
The Transportation Coatings segment generated Adjusted EBITDA of $95.3 million in Q2 2016, an increase of 2.0% compared to the second quarter of 2015, with positive price and variable cost contributions partially offset by unfavorable foreign currency translation, lower volume effects, and moderate ongoing operating expense increases to support planned growth. Segment Adjusted EBITDA margin of 22.0% in Q2 2016 represented a 150 basis point increase from 20.5% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $480.1 million which reflects $100 million usage for debt prepayment in the quarter. Our net debt was $2.9 billion as of June 30, 2016. This compared to $3.3 billion as of the same quarter 2015.
Second quarter operating cash flow was $197.3 million versus $103.7 million in the corresponding quarter of 2015, reflecting lower working capital use. Free cash flow, calculated as operating cash flow less capital expenditures, totaled $172.8 million based on capital expenditures of $24.5 million.
“We are pleased that our balance sheet and cash flow metrics continued to improve, including significantly increased free cash flow in the second quarter versus last year,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “We are also pleased that we have been able to identify additional tuck-in acquisitions which we expect to generate returns well above our cost of capital. We will continue to pursue similar transactions, while planning to apply excess cash flow after capital expenditures and acquisitions to further debt reduction.”

2016 Guidance Update
We are reiterating our outlook for the full year 2016 as follows:

•	Largely flat net sales, up 4-6% on a constant currency basis

•	Adjusted EBITDA of $900-940 million

•	Interest expense of $180-190 million

•	Income tax rate, as adjusted, of 25-27%

•	Diluted shares of 242-245 million

•	Working capital as a percentage of net sales of 11-13%

•	Capital expenditures of ~$150 million

•	Depreciation and amortization of ~$320 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2016 financial results on Tuesday, July 26th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through August 5, 2016. The U.S. replay dial-in phone number is (877) 870-5176 and the international replay dial-in number is +1 (858) 384-5517. The replay passcode is 13635701.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to returns generated by acquisitions and our plans for excess cash as well as our 2016 full year outlook, including net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, diluted shares outstanding, working capital, capital expenditures and depreciation and amortization. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that we do not consider indicative of our ongoing operating performance and (iii) certain unusual or nonrecurring items impacting results in a particular period. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted Net Income shows the adjusted value of Net Income attributable to controlling interests after removing the items that are determined by management to be unusual or nonrecurring in nature or items that we do not consider indicative of our ongoing operating performance. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Sixth Months Ended June 30,
	2016	2015	2016	2015
Net sales	$1,065.1	$1,094.1	$2,020.7	$2,083.3
Other revenue	7.0	7.0	13.0	15.3
Total revenue	1,072.1	1,101.1	2,033.7	2,098.6
Cost of goods sold	649.0	679.7	1,255.4	1,329.5
Selling, general and administrative expenses	237.7	245.5	456.8	458.5
Research and development expenses	14.1	12.8	26.7	25.7
Amortization of acquired intangibles	20.3	20.1	40.5	40.1
Income from operations	151.0	143.0	254.3	244.8
Interest expense, net	47.8	49.2	97.9	99.2
Other expense, net	32.8	88.6	40.8	92.5
Income before income taxes	70.4	5.2	115.6	53.1
Provision for income taxes	20.3	29.5	34.9	30.7
Net income (loss)	50.1	(24.3)	80.7	22.4
Less: Net income attributable to noncontrolling interests	1.6	0.8	2.5	2.4
Net income (loss) attributable to controlling interests	$48.5	$(25.1)	$78.2	$20.0
Basic net income (loss) per share	$0.20	$(0.11)	$0.33	$0.09
Diluted net income (loss) per share	$0.20	$(0.11)	$0.32	$0.08
Basic weighted average shares outstanding	237.7	232.3	237.4	231.1
Diluted weighted average shares outstanding	242.4	232.3	242.0	238.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$480.1	$485.0
Restricted cash	3.1	2.7
Accounts and notes receivable, net	838.6	765.8
Inventories	519.7	530.7
Prepaid expenses and other	62.1	63.6
Deferred income taxes	58.2	69.5
Total current assets	1,961.8	1,917.3
Property, plant and equipment, net	1,358.5	1,382.9
Goodwill	931.1	928.2
Identifiable intangibles, net	1,152.8	1,191.6
Other assets	431.6	434.2
Total assets	$5,835.8	$5,854.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$438.2	$454.7
Current portion of borrowings	55.1	50.1
Deferred income taxes	6.8	6.6
Other accrued liabilities	350.0	370.2
Total current liabilities	850.1	881.6
Long-term borrowings	3,298.1	3,391.4
Long-term employee benefits	243.4	252.3
Deferred income taxes	160.9	165.5
Other liabilities	28.5	22.2
Total liabilities	4,581.0	4,713.0
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 239.1 and 237.9 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	237.9	237.0
Capital in excess of par	1,272.1	1,238.8
Accumulated deficit	(54.6)	(132.8)
Accumulated other comprehensive loss	(268.9)	(269.3)
Total Axalta shareholders’ equity	1,186.5	1,073.7
Noncontrolling interests	68.3	67.5
Total shareholders’ equity	1,254.8	1,141.2
Total liabilities and shareholders’ equity	$5,835.8	$5,854.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2016	2015
Operating activities:
Net income	$80.7	$22.4
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	154.6	150.1
Amortization of financing costs and original issue discount	10.1	10.2
Debt extinguishment	2.3	—
Deferred income taxes	(6.8)	(7.1)
Realized and unrealized foreign exchange losses, net	26.0	66.5
Stock-based compensation	21.6	14.2
Asset impairment	10.5	30.6
Other non-cash, net	(2.9)	3.6
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(89.7)	(124.9)
Inventories	13.4	(41.1)
Prepaid expenses and other	(20.2)	(46.0)
Accounts payable	4.0	(16.2)
Other accrued liabilities	(17.9)	(42.0)
Other liabilities	(6.4)	(15.3)
Cash provided by operating activities	179.3	5.0
Investing activities:
Business acquisitions (net of cash acquired)	—	(3.1)
Purchase of property, plant and equipment	(64.8)	(56.6)
Restricted cash	(0.4)	1.9
Other investing	(2.4)	0.9
Cash used for investing activities	(67.6)	(56.9)
Financing activities:
Proceeds from short-term borrowings	—	3.1
Payments on short-term borrowings	(5.5)	(13.7)
Payments on long-term borrowings	(113.7)	(13.6)
Dividends paid to noncontrolling interests	(1.5)	(4.1)
Proceeds from option exercises and associated tax benefits	12.6	51.9
Other financing	(0.2)	(0.2)
Cash provided by (used for) financing activities	(108.3)	23.4
Increase (decrease) in cash and cash equivalents	3.4	(28.5)
Effect of exchange rate changes on cash	(8.3)	(45.8)
Cash and cash equivalents at beginning of period	485.0	382.1
Cash and cash equivalents at end of period	480.1	307.8

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$50.1	$(24.3)	$80.7	$22.4
Interest expense, net	47.8	49.2	97.9	99.2
Provision for income taxes	20.3	29.5	34.9	30.7
Depreciation and amortization	78.6	77.5	154.6	150.1
EBITDA	196.8	131.9	368.1	302.4
Debt extinguishment (a)	2.3	—	2.3	—
Foreign exchange remeasurement losses (b)	18.0	57.8	25.5	66.5
Long-term employee benefit plan adjustments (c)	0.7	0.2	1.3	0.4
Termination benefits and other employee related costs (d)	7.0	14.8	8.9	18.5
Consulting and advisory fees (e)	2.6	6.8	5.6	9.9
Offering and transactional costs (f)	1.4	0.3	1.4	(3.7)
Stock-based compensation (g)	11.4	12.4	21.6	14.2
Other adjustments (h)	1.9	1.3	3.7	2.8
Dividends in respect of noncontrolling interest (i)	—	(0.6)	(1.5)	(4.1)
Asset impairment (j)	10.5	30.6	10.5	30.6
Adjusted EBITDA	$252.6	$255.5	$447.4	$437.5

(a)
In April 2016, we prepaid $100.0 million of the outstanding principal on the New Dollar Term Loan and recorded a non-cash pre-tax loss on extinguishment of $2.3 million for the three and six months ended June 30, 2016.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of gains associated with our foreign currency instruments used to hedge our balance sheet exposures. Exchange losses attributable to the remeasurement of our Venezuelan subsidiary represented $15.6 million and $22.7 million for the three and six months ended June 30, 2016, respectively, and $55.6 million and $54.8 million for the three and six months ended June 30, 2015, respectively.

(c)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(d)
Represents expenses primarily related to employee termination benefits and other employee-related costs including our initiative to improve overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(f)
Represents costs associated with the secondary offerings of our common shares by Carlyle, acquisition-related costs, including a $5.4 million gain recognized during the six months ended June 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, and costs associated with changes in the fair value of contingent consideration associated with our acquisitions, all of which are not considered indicative of our ongoing operating performance.

(g)
Represents non-cash costs associated with stock-based compensation, including $8.2 million of expense during the three and six months ended June 30, 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan as a result of the Change in Control.

(h)
Represents costs for certain unusual or non-operational (gains) and losses, including equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our 2015 acquisitions.

(i)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned, which are not considered indicative of our ongoing operating performance.

(j)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million and $30.6 million during both the three and six months ended June 30, 2016 and 2015, respectively.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$50.1	$(24.3)	$80.7	$22.4
Less: Net income attributable to noncontrolling interests	1.6	0.8	2.5	2.4
Net income (loss) attributable to controlling interests	48.5	(25.1)	78.2	20.0
Debt extinguishment (a)	2.3	—	2.3	—
Foreign exchange remeasurement losses (b)	18.0	57.8	25.5	66.5
Termination benefits and other employee related costs (c)	7.0	14.8	8.9	18.5
Consulting and advisory fees (d)	2.6	6.8	5.6	9.9
Offering and transactional costs (e)	1.4	0.3	1.4	(3.7)
Other adjustments (f)	—	9.7	—	11.2
Asset impairment (g)	10.5	30.6	10.5	30.6
Total adjustments	41.8	120.0	54.2	133.0
Income tax impacts (h)	8.8	13.0	9.1	32.1
Adjusted net income	81.5	81.9	123.3	120.9
Diluted adjusted net income per share	$0.34	$0.34	$0.51	$0.51
Diluted weighted average shares outstanding (1)	242.4	239.3	242.0	238.1
(1) For the three months ended June 30, 2015, represents what diluted shares would have been compared to the as reported 232.3 million shares if the period had been in a net income position versus the reported loss.

(a)
In April 2016, we prepaid $100.0 million of the outstanding principal on the New Dollar Term Loan and recorded a non-cash pre-tax loss on extinguishment of $2.3 million for the three and six months ended June 30, 2016.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of gains associated with our foreign currency instruments used to hedge our balance sheet exposures. Exchange losses attributable to the remeasurement of our Venezuelan subsidiary represented $15.6 million and $22.7 million for the three and six months ended June 30, 2016, respectively, and $55.6 million and $54.8 million for the three and six months ended June 30, 2015, respectively.

(c)
Represents expenses primarily related to employee termination benefits and other employee-related costs including our initiative to improve overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents costs associated with the secondary offering of our common shares by Carlyle, acquisition-related costs, including a $5.4 million gain recognized during the six months ended June 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest and costs associated with changes in the fair value of contingent consideration associated with our acquisitions, all of which are not considered indicative of our ongoing operating performance.

(f)
Represents costs for certain unusual or non-operational (gains) and losses, including indemnity losses associated with the Acquisition, losses (gains) on sale and disposal of property, plant, and equipment, the acceleration of stock-based compensation expense of $8.2 million during the three and six months ended June 30, 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan as a result of the Change in Control, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our 2015 acquisitions.

(g)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million and $30.6 million during both the three and six months ended June 30, 2016 and 2015, respectively.

(h)	Represents income tax impact associated with the pre-tax adjustments, as well as the impact of the removal of discrete income tax impacts within our effective tax rate.